Exhibit 21.1

RLJ ENTERTAINMENT, INC. SUBSIDIARIES

The following are direct wholly-owned subsidiaries of RLJ Entertainment, Inc.

Full Legal Name	Jurisdiction of Organization
RLJ Merger Sub I, Inc.	Nevada
RLJ Merger Sub II, Inc.	Delaware